EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT


THIS AGREEMENT is made as of the first day of July, 1996 BETWEEN:

PHARMACEUTICAL MARKETING SERVICES INC. (the "Company"), a Delaware Corporation with offices at 45 Rockefeller Plaza, Suite 912, New York, New York, and WARREN
J. HAUSER, an individual residing at 416 Chichester Lane, Wynnewood, Pennsylvania (the "Executive").

          WHEREAS, the Company wishes to assure itself of the services of the Executive in the capacity of Vice President, Secretary and General Counsel of the Company and to that end desires to enter into an employment agreement with Executive upon the terms and conditions set forth herein; and

          WHEREAS, Executive is willing to enter into such an agreement of employment under the terms and conditions stated hereinafter.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties hereto mutually covenant and agree as follows:

1.      COMMENCEMENT AND TERM

1.1 The Company shall employ the Executive in the capacity of Vice President, Secretary and General Counsel under and subject to the terms and conditions set forth in this Agreement.

1.2 The employment of the Executive shall be for an indefinite term, provided that the employment of Executive may be terminated by the Company at any time in accordance with Clause 9 hereinafter.

1.3 This Agreement has been entered into as of the date first above written but, for purposes of determining Executive's length of service, the Executive shall be credited with his employment with the Company's predecessor-in-interest, Walsh International Inc., which began on April 17, 1989 and continued until April 16, 1996 and his employment with an associated company, Source Informatics Inc., which commenced on April 16, 1996 and continued thereafter until the commencement of Executive's employment with the Company.

2.      OBLIGATIONS DURING EMPLOYMENT

2.1     The Executive shall during the continuance of his employment:


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2.1.1   Serve the Company to the best of his ability in the capacity of Vice
        President, Secretary and General Counsel and manage the legal affairs of the Company and its subsidiaries in accordance with the policies and procedures established by the Chief Executive Officer of the Company, to whom the Executive shall report; and

2.1.2 Faithfully and diligently perform such duties and exercise such powers consistent with such office, subject to the direction and supervision of the Chief Executive Officer of the Company; and

2.1.3 If and so long as the Chief Executive Officer so directs, perform and exercise the said duties and powers on behalf of any Associated Company and act as an officer of any Associated Company; and

2.1.4 Do all in his power to protect, promote, develop, and extend the business interests and reputation of the Group; and

2.1.5 At all times and in all respects conform to and comply with the lawful and reasonable directions of the Chief Executive Officer including all authority levels and procedures from time to time specified by the Chief Executive Officer; and

2.1.6 Promptly give to the Chief Executive Officer (in writing if so requested) all such information, explanations and assistance as he may require in connection with the business and affairs of the Company and any Associated Company; and

2.1.7 Unless prevented by sickness, injury or other incapacity or as otherwise agreed by the Chief Executive Officer, devote the whole of his time, atten- tion and abilities during his hours of work (which shall be normal business hours and such additional hours as may be necessary for the proper performance of his duties) to the performance of his duties and the business and affairs of the Company and any Associated Company for which he is required to perform duties; and

2.1.8 Work at such offices of the Company as the Company may direct and travel from time to time as may be required in connection with the business of the Company and any Associated Company for which he is required to perform duties.


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3.      REMUNERATION

3.1 The Company shall pay to the Executive during the continuance of his employment a salary (which shall accrue from day to day) at the rate of $227,000 per annum. The salary shall be payable in equal bi-monthly installments in arrears or as otherwise determined by the Company on a company-wide basis.

3.2 As further remuneration, the Executive shall be entitled to an annual bonus based upon the achievement of performance criteria established by the Chief Executive Officer. The amount of the bonus for the achievement of 100% of targeted performance will not be less than thirty percent (30%) of the Executive's then annual base salary.

3.3 The salary and bonus shall be reviewed from time to time and the rates thereof may be increased by the Company with effect from any such review date.

4.      INSURANCE, PENSION SCHEME AND OTHER BENEFITS

4.1 At all times during the term of this Agreement, the Company shall provide Executive with health insurance (including any medical expense insurance, permanent health and accident insurance, and travel insurance), life insurance, the opportunity to participate in a 401(k) Savings Plan, and such other benefits of the Company enjoyed by or made available to other senior executive officers of the Company to the extent that the Executive qualifies under the eligibility provisions of any such plan, as presently in effect or as they may be modified from time to time.

4.2 The Company shall establish a pension plan covering Executive and make appropriate payments into said plan on behalf of Executive or, at Executive's option, make payment into a private pension plan, in either case said pension payments shall be in an aggregate amount equal to fifteen percent (15%) of the Executive's aggregate annual compen- sation with effect from January 1, 1991. In the event that, at the date of execution of this Agreement, Execu- tive's pension has not been fully funded from January 1, 1991, as aforesaid, the Company shall make payments into the Company pension plan or into the Executive's private pension plan, as the case may be, in such amounts as to ensure that said pension is fully funded on or before June 30, 1998.

5.      EXPENSES

5.1 The Company shall during the continuance of his employment reimburse the Executive in respect of all reasonable and appropriate travel, accommodations, business entertainment and other similar out-of-pocket

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        expenses actually incurred or expended by him in the performance of his duties hereunder.

5.2 Except where specified to the contrary, all expenses shall be reimbursed on a monthly basis subject to the Executive providing appropriate evidence (including receipts, invoices, tickets and/or vouchers as may be appropriate) of the expenditure in respect of which he claims reimbursement.

6.      HOLIDAYS

6.1 The Executive shall (in addition to the usual public and bank holidays) be entitled during the continuance of his employment to twenty-five (25) working days' paid holiday in each calendar year.

6.2 The Executive shall not be permitted to carry forward any accumulated, unused vacation entitlement in excess of twenty-five (25) days from one calendar year to the next.

6.3 Upon the termination of his employment, the Executive's entitlement to accrued holiday pay (which accrues at the rate of two days per month) shall be calculated on a pro rata basis in respect of each completed month of service in the holiday year in which his employment terminates and the appropriate amount shall be paid to the Executive; provided that if the Executive shall have taken more days' holiday than his accrued entitlement, the Company is hereby authorized to make an appropriate deduction from the Executive's final salary payment.

7.      INTELLECTUAL PROPERTY

7.1 Subject to applicable law, if at any time in the course of his employment, the Executive makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of the Company or any Associated Company, he shall immediately disclose full details of such Intellectual Property to the Company and, at the request and expense of the Company, he shall do all things which may be necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting all rights in the same in the Company or its nominee.

7.2 The Executive hereby irrevocably appoints the Company to be his attorney and in his name and on his behalf to execute any instrument or do any thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this Clause.

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7.3     All rights and obligations under this Clause 7 in respect of
        Intellectual Property made or discovered by the Executive during his employment shall continue in full and force and effect after the termination of his employment and shall be binding upon the Executive's personal representatives.

8.      CONFIDENTIALITY

8.1 The Executive shall not (other than in the proper performance of his duties or with the prior written consent of the Company or unless ordered by a court of competent jurisdiction) at any time either during the continuance of his employment or after its termination disclose or communicate to any person or use for his own benefit or the benefit of any person other than the Company or any Associated Company any confidential information relating to the Company or any Associated Company which may come to his knowledge in the course of his employment and the Executive shall during the continuance of his employment use his best endeavors to prevent the unauthorized publication or misuse of any confidential information, provided however that such restrictions shall cease to apply to any confidential information which may enter the public domain other than through the fault of the Executive.

8.2 All notes and memoranda of any trade secret or confidential information concerning the business of the Company and the Associated Companies or any of its or their suppliers, agents, distributors, clients, customers or others which shall have been acquired, received or made by the Executive during the course of his employment shall be the property of the Company and shall be surrendered by the Executive to a person duly authorized by the Company at the termination of his employment or earlier at the request of the President of the Company at any time during the course of his employment.

9.      TERMINATION OF EMPLOYMENT

9.1 Termination by the Company Without Cause; Termination by the Executive for Good Reason. The Company may terminate the employment of the Executive at any time without Cause by giving the Executive a Notice of Termination in accordance with Clause 13.2 hereof at least 18 months prior to the effective date of such termination specified in such notice. The executive may terminate his employment by the Company at any time for Good Reason by giving a Notice of Termination to the Company in accordance with Clause 13.2 hereof, and the effective date of such termination shall be determined in accordance with Clause 9.1.3.


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9.1.1   Except as provided in Clause 9.1.2, in the event that the Executive's employment is terminated by the Company Without Cause:

        (a) the Company shall pay to the Executive, within 30 days after the Notice of Termination is given, a lump-sum cash amount equal to
                (i) one and a half times the sum of (A) his then current annual salary under Clause 3 and (B) 30% of his then current annual salary under Clause 3 (representing his annual bonus for the achievement of 100% of performance objectives, irrespective of whether performance objectives have been achieved), plus (ii) an additional amount of salary equal to all of the Executive's accrued unused vacation entitlement up to a maximum of twenty-five (25) days; plus (iii) the cash equivalent of all emoluments specified hereinabove (except those the Company shall continue to provide pursuant to Clause 9.1.2(b) during the period of eighteen (18) months following the effective date of such termination; provided, however, that Executive shall have the right to request and receive the aggregate lump sum payment comprising subclauses (i), (ii), and (iii) hereinabove in installments designated by Executive paid over the calendar year of the effective date of termination and the subsequent two calendar years;

        (b) for a period of eighteen (18) months after the effective date of such termination, the Company shall provide the Executive with pension contributions, life, health, disability and other insurance benefits for the Executive and his dependents under the benefit plans, at the respective levels of coverage in effect at the time the Notice of Termination is given, or the cash equivalents of the foregoing on a monthly basis (less any monthly contribution to such benefits plans made through a payroll deduction charged to the Executive immediately prior to such effective date in respect of any such benefits), provided, however, that nothing contained herein is intended to affect Executive's eligibility for COBRA coverage upon termination of his employment with the Company;

        (c) the Company shall vest as of the time of such Change in Control all options granted to the Executive under the Stock Option Plan and allow the Executive a period ending eighteen months after the effective date of the termination of his employment within which to exercise such options;


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        (d)     the Company shall use its best efforts to cause the similar vesting of all stock options granted to Executive under the stock option plans of any Associated Company, as hereinafter defined; and

        (e) the Company shall provide outplacement services to Executive, for a period not to exceed twelve (12) months following the effective date of termination, with a nationally-recognized outplacement firm selected by the Company.

9.1.2 Notwithstanding the other provisions of this Clause 9.1, in the event that the Company terminates the Executive's employment Without Cause in anticipation of, or pursuant to a Notice of Termination delivered to the Executive within two years after a Change in Control:

        (a) the Company shall pay to the Executive, within 30 days after the Notice of Termination is given, a lump-sum cash amount equal to
                (i) two times the sum of (A) his then current annual salary under Clause 3 and (B) 30% of his then current annual salary under Clause 3 (representing his annual bonus for the achievement of 100% of performance objectives, irrespective of whether performance objectives have been achieved), plus (ii) an additional amount of salary equal to all of the Executive's accrued unused vacation entitlement up to a maximum of twenty-five (25) days; plus (iii) the cash equivalent of all emoluments specified herein above (except those the Company shall continue to provide pursuant to Clause 9.1.2(b) during the period of twenty-four (24) months following the effective date of such termination; and provided further that in the event of a termination for Good Reason pursuant to Clause 15.1.8(b), the annual salary used for computation under this Clause 9.1.2(a) shall be the one in effect prior to the reduction referred to in Clause 15.1.8(b); provided, however, that Executive shall have the right to request and receive the aggregate lump sum payment comprising subclauses (i), (ii), and (iii) herein above in installments designated by Executive paid over the calendar year of the effective date of termination and the subsequent two calendar years;

        (b) for a period of twenty four (24) months after the effective date of such termination, the Company shall provide the Executive with pension contributions, life, health, disability and other insurance benefits for the Executive and his dependents under the benefit plans, at the respective levels of coverage in effect at the time the Notice of Termination is given, or the

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                nation is given, or the cash equivalents of the foregoing on a monthly basis (less any monthly contribution to such benefits plans made through a payroll deduction charged to the Executive immediately prior to such effective date in respect of any such benefits); provided, however, that nothing contained herein is intended to affect Executive's eligibility for COBRA coverage upon termination of his employment with the Company;

        (c) the Company shall vest as of the time of such Change in Control all options granted to the Executive under the Stock Option Plan and allow the Executive a period ending twenty-four months after the effective date of the termination of his employment within which to exercise such options; and;

        (d) the Company shall use its best efforts to cause the similar vesting of all stock options granted to Executive under the stock option plans of any Associated Company, as hereinafter defined; and

        (e) the Company shall provide outplacement services to Executive, for a period not to exceed eighteen (18) months following the effective date of termination, with a nationally-recognized outplacement firm selected by the Company.

9.1.3 Except as provided in Clause 9.1.2, in the event that the Executive terminates his employment for Good Reason, he shall have the rights and receive the benefits to which he would be entitled if the Company had terminated his employment without Cause by delivering a Notice of Termination under Section 9.1.1 (the "Company Reference Termina-tion"). The effective date of the Executive's termination of his employment pursuant to this Clause 9.1.3 shall be the date specified in Executive's Notice of Termination; provided, however, that, under no circumstances shall the Executive specify an effective date less than one hundred twenty (120) days after the date of such notice. In such event, the Executive shall receive the benefits provided in Clause 9.1.1 on the effective date of termination of his employment.

9.1.4 In the event of a dispute between the Executive and the Company with respect to any of the Executive's rights under this Agreement, the Company shall reimburse the Executive for any and all legal fees and disbursements incurred by him in connection with enforcing such rights, at the time such fees and disbursements are incurred (but in no event more frequently than monthly); provided, however, that if the Executive's claim is found by a court of competent jurisdiction to

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        have been frivolous, the Executive shall reimburse the Company for all amounts paid by the Company pursuant to this Clause 9.1.4.

9.2 Termination by the Company for Cause; Termination by the Executive Without Good Reason. The Company may at any time terminate the Executive's employment for Cause by giving the Executive a Notice of Termination in accordance with Clause 13.2 and, if applicable, after complying with Clause 15.1.5 hereof. The Executive may at any time terminate his employment with the Company in accordance with Clause 13.2 hereof at least 3 months prior to the effective date of such termination specified in such notice. In the event of a termination by the Company for Cause or by the Executive without Good reason (except in the case where the Executive so terminates his employment within two years after a Change in Control, as provided in Clause 9.1.2), the Executive shall be entitled to receive any unpaid amount of this then current salary (including unused vacation entitlements pursuant to Clause 6.3) through the effective date of such termination, as well as any other benefits which shall have vested and become payable to him under the Benefit Plans as of such effective date.

9.3 Retirement. The employment of the Executive shall terminate automatically upon his Retirement. "Retirement" shall mean a termination of the Executive's employment initiated by the Executive, other than for Good Reason, whereby the Executive is entitled to receive an immediately payable benefit, including any applicable early retirement benefit, under any other pension or retirement plan then generally applicable to its salaried employees or under any retirement arrangement established with respect to the Executive with his prior written consent; in either case, whether or not the Executive commences to receive such benefit at the time of such termination. In the event of the termination of the Executive's employment pursuant to his Retirement, the Executive shall be entitled to any other benefits which shall have vested and become payable to him under the Benefit Plans as of the effective date of such Retirement or to which the Executive is otherwise entitled upon his Retirement under any Benefit Plan or other policy or program of the Company or any Associated Company in accordance with the respective terms of such Benefit Plan, policy or program.

9.4     Death or Disability

9.4.1 Disability. Subject to the requirements of the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, and/or any other legislation applicable to the Executive's employment by the Company, the Company may terminate employment of the Executive, by giving him a Notice of Termination

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        Executive, by giving him a Notice of Termination not less than six months prior to the effective date of such termination specified in such notice, if the Executive shall have been absent from work due to sickness, injury or other incapacity for more than 183 days in the aggregate during any period of 12 consecutive months or if, in the opinion of a physician or other appropriate expert selected by the Company, the Executive is likely to be unable to perform his duties for more than 183 days in the Aggregate during any period of 12 consecutive months; provided, that the Company shall withdraw such notice if during its pendency the Executive returns to full-time work and provides the Company with a certificate from a physician or other appropriate expert reasonably acceptable to the Company stating that he has fully recovered and that no recurrence of such incapacity may reasonably be anticipated, and provided further that if the Executive returns to work after a period of absence which would have entitled the Company to terminate his employment the Company shall, after he has completed a period of three consecutive months at work without further material absence due to such sickness, injury or other incapacity, be deemed to have waived its rights to terminate his employment based on such previous period of absence. Circumstances justifying termination of the Executive's employment by the Company pursuant to this Clause 9.4.1 are referred to herein as "Disability".

9.4.2 Death. The employment of the Executive by the Company shall terminate automatically upon his death.

9.4.3 Benefits upon Disability. In the event of termination of employment due to Disability the Company shall continue to pay Executive's salary and bonus for achieving 100% of his performance objectives under Clause 3 and provide the other emoluments and benefits specified hereinabove, including contributions to the pension plan designated by the Executive at the full rate for a period of six (6) months from the date of termination hereunder; and cause the vesting of all of the stock options granted to Executive under the Stock Option Plan and allow the Executive a period of eighteen (18) months from the effective date of termination within which to exercise such options.

9.4.4 Benefits upon Death. In the event of a termination of employment due to death of the Executive, his legal representatives shall be entitled to receive any unpaid amount of his then current salary through the effective date of such termination plus a further three months base salary, as well as any other benefits which shall have vested and become payable to him under the Benefit Plans as of such effective date or to which the Executive is otherwise entitled upon his death under any Benefit Plan or other policy or program of the Company or any associated

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        Company in accordance with the respective terms of such Benefit Plan, policy or program.

9.5 Upon the termination of his employment the Executive shall be entitled to accrued vacation pay pursuant to clause 6.3.

9.6 Notwithstanding the terms of Clause 2 or any other provision of this Agreement, during any period between the giving of a Notice of Termination and the effective date of termination in accordance with the Clause 9, the Company shall not be under any obligation to provide the Executive with any work and the Company may at any time during such notice period without further notice suspend the Executive and/or exclude him from all or any premises of the Company or any Associated Company, provided, however, that, throughout such notice period, the Company shall not make or give effect to any change in the terms and conditions of the Executive's employment as in effect immediately prior to the Reference Time (as defined below) that would constitute Good Reason under any of paragraphs (b) through (g) of Clause 16.1.8 (regardless of whether his employment is terminated for Good Reason), and the Executive's salary and other contractual benefits shall continue to be paid or provided by the Company in the manner in effect at the Reference Time. "Reference Time" means the time immediately prior to (i) in the case of a termination for Good Reason, the occurrence that constitutes such Good Reason, or (ii) in all other cases, the giving of the Notice of Termination. At any time during such notice period the Executive shall at the request of the Company immediately resign from office as a Director of the Company and any Associated Company and from other office held by him in the Company or any Associated Company (but without claim to compensation other than as provided under this Agreement) and in the event of his failure to do so the Company is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign and deliver such resignations to the Company.

9.7 The Executive shall have no obligation to take any action to mitigate or offset any amounts payable by the Company pursuant to this Clause 9, by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of the Executive's employment or otherwise.

9.8 The termination of the Executive's employment for any reason whatsoever shall not operate to terminate this Agreement as an entirety or to adversely affect the respective continuing rights and obligations of the parties under Clauses 6, 7 through 10, and 12 through 16, inclusive,

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        of this Agreement, all of which shall survive the effective date of such termination of employment in accordance with their respective terms.

9.9 The Executive acknowledges that the Company may have in effect from time to time a written severance plan or policy, which plan or policy is or may be subject to change at the discretion of the Company. The Executive shall not be entitled to any notice, payment in lieu of notice or other severance payments under such plan or policy, but if the notice period (or payment) to which the Executive would have been entitled under such plan or policy as it may then exist is greater than the notice period (or payment in lieu of such notice) to which the Executive would be entitled under this Agreement, then the notice period (and payment in lieu thereof) for termination hereunder shall be deemed to be such greater amounts.

10.     EXECUTIVES COVENANTS

10.1 The Executive acknowledges that during the course of his employment with the Company he will receive and have access to Confidential Information of the Company and its Associated Companies (including without limitation those matters specified in Clause 8.2 of this Agreement, as well as detailed client/customer lists and information relating to the operations and business requirements of those clients/customers) and accordingly he is willing to enter into the covenants described in Clauses 10.2 and 10.3 in order to provide the Company and its Associated Companies with what he considers to be reasonable protection for those interests.

10.2 The Executive hereby covenants with the Company that during the term of his employment he will not either directly or indirectly engage or participate in any activity competitive with or adverse to the business or interests of the Company or any of its Associated Companies.

10.3 The Executive hereby covenants with the Company that he will not for the period of 24 months after the Executive's last active day of employment without prior written consent of the Chief Executive Officer, directly or indirectly:

10.3.1 carry on or set up or be employed or engaged by or otherwise assist in or be interested in any capacity (including without limitation as a shareholder) in any line of business in competition with any line of business which is part of the Business of the Group with which the Executive has had involvement and which the Company or any Associated Company is carrying on during the 12 months preceding the Executive's last active day of employment; or

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10.3.2  carry on or set up or be employed or engaged by or otherwise assist in or be interested in any capacity (including without limitation as a shareholder) a business which competes or will complete with any business of the Company or any Associated Company which is planned or contemplated at the date of the Executive's last active day of employ-ment in any country in which the business is planned or contemplated to operate and which plans the Executive has been involved with to a material extent; or

10.3.3 in connection with the carrying on of any businesses which is in competition with the Business of the Group canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided and/or any goods sold by the Company or any Associated Company any person, firm or company who or which at the date of the Executive's last active day of employment or at any time during the period of 12 months prior to that date is a supplier, customer or client of the Company or any Associated Company and with whom or which the Executive shall have had dealings during the course of his employment; or

10.3.4 in connection with the carrying on of any business in competition with the Business of the Group do business with any person, firm or company who or which has at any time during the period of 12 months immediately preceding the date of the Executive's last active date of employment done business with the Company or any Associated Company as a supplier, customer or client or distributor or consultant and with whom or which the Executive shall have had dealings during the course of his employment; or

10.3.5 solicit, entice away or hire or endeavor to solicit or entice away from the Company or any Associated Company any person who at the date of the Executive's last active day of employment or at any time during the period of six months prior to that date is employed or engaged by the Company or any Associated Company as a head of any business unit, the direct report of such business unit head, or any other key technical, marketing or sales position and with whom the Executive shall have had contact during the course of his employment (whether or not such a person would commit a breach of his contract of employment by so doing).

10.4 The Executive hereby agrees that he will at the cost of the Company enter into a direct agreement or undertaking with any Associated Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in Clause 10.3 above (or such of them as may be appropriate in the circumstances) in relation to such activities and such country or countries as such Associated Company may reasonably

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        require for the protection of its legitimate business interests.

10.5    Notwithstanding the generality of the covenants contained in Clause
        10.3.1 those covenants shall apply only with respect to those countries in which the Company or any Associated Company has transacted any business during the 12 months prior to the date of Executive's last active day of employment in which the Executive has been involved, except that during the 24-month period after the Executive's last active day of employment the Executive may not be engaged or employed by or render any services to or for the benefit of Cognizant Corporation, or any of its direct or indirect subsidiaries, wherever located, except with the prior consent of the Chief Executive Officer or as the result of a merger, consolidation, sale of stock or assets or other business combination between such entity and the Company or an Associated Company.

10.6 Nothing contained herein shall prohibit the Executive from holding directly or through nominees up to two percent of the outstanding stock of any publicly-held and traded company or shares.

10.7    The covenants contained in Clauses 10.3.1, 10.3.2, 10.3.3, 10.3.4 and
        10.3.5 are intended to be separate and severable and enforceable as such.

10.8    In the event of a breach of Clauses 10.3.1, 10.3.2, 10.3.3, 10.3.4, or
        10.3.5, the Executive acknowledges that in addition to any other remedies available under law to the Company and any Associated Company, the Company and any Associated Company may be entitled to an injunction enjoining the Executive or any person or persons acting for or with the Executive in any capacity whatsoever from violating any of the terms thereof.

11.     DISCIPLINARY AND GRIEVANCE PROCEDURES

11.1 For statutory purposes there is no formal disciplinary procedure in relation to the Executive's employment. The Executive shall be expected to maintain the highest standards of integrity and behavior.

11.2 If the Executive is not satisfied with any disciplinary decision taken in relation to him he may apply in writing within 14 days of that decision to the Board of Directors whose decision shall be final.

11.3 If the Executive has any grievance in relation to his employment he may raise it in writing with the Board of Directors whose decision shall be final.


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12.     ASSIGNMENT

12.1 The Company may assign its rights or delegate its performance, in whole or in part, to any of its Associated Companies; provided that any such assignment or delegation shall not affect the Executive's position with the Company. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successor of the Company. In the event of any permitted assignment, the Company shall guarantee the performance of this Agreement by the Associated Company.

12.2 This Agreement shall be binding upon and shall inure to the benefit of Executive, his legal representatives and assigns, except that Executive's obligations to perform services under this Agreement are personal and are expressly declared to be non-assignable and non-transferable by him without the consent in writing of the Company.

12.3 In the event of a Change in Control, the Company shall require the successor to the Company as the Executive's employer (whether such succession is direct or indirect, by purchase, merger, consolidation or otherwise, to all or a substantial portion of the business and/or assets of the Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term "Company" shall mean the Company as hereinbefore defined and any successor to all or a substantial portion of its business and/or assets as aforesaid.

13.     NOTICES

13.1 Any notice to be given under this Agreement shall be given in writing and shall be deemed to be sufficiently served by one party on the other if it is delivered personally or is sent by facsimile transmission, overnight delivery service or registered or recorded delivery prepaid post (air mail if overseas) addressed to either the Company's registered office for the time being or the Executive's last known address as the case may be.

13.2 Any purported termination of the Executive's employment by the Company or by the Executive shall not be effective unless communicated by written Notice of Termination to the other party hereto in accordance with Clause 13.1 above and the relevant provisions of Clause 9. A Notice of Termination shall identify the specific termination provision of this Agreement relied upon, shall specify the intended effective date of such termination (which date shall comply with the notice period requirements of the provision so identified) and shall set forth in reasonable detail

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



       the facts and circumstances claimed to provide a basis for termination under the provision so identified.

14.    MISCELLANEOUS

14.1 The Executive hereby warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any court order, contract or of any other obligation legally binding upon him.

14.2 Any benefits provided by the Company to the Executive or his family which are not expressly referred to in this Agreement or in a separate agreement between Executive or the Company's subsidiary Source Informatics Limited of even date herewith shall be regarded as ex gratia benefits provided at the entire discretion of the Company and shall not form part of the Executive's contract of employment.

14.3 Except as expressly provided in this Clause 14, the Executive shall be responsible for the payment of all individual taxes on all amounts paid or benefits provided to him under this Agreement. All compensation (including without limitation, salary and any severance payments) paid to the Executive shall be subject to such deductions as from time to time may be required by law or regulation or by agreement with, or consent of the Executive.

14.4 Any waiver by either party of any breach of any provision of this Agreement must be set forth in a writing signed by such party, in order for it to be effective, and no such waiver shall operate as a waiver of any subsequent breach of that provision or any breach of any other provision of this Agreement.

14.5 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

14.6 The Company will indemnify the Executive (and his legal representatives, heirs, estate or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of any proceeding) by the laws of the jurisdiction of the incorporation of the Company as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and by-laws of the Company as in effect at such time or on the date of this Agreement, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords or afforded greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company or any Associated Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company or an Associated Company maintains such an insurance policy or policies, the Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for a person serving or having served in the positions and offices in which the Executive is serving or has served), against all costs, charges and expenses whatsoever incurred or sustained by him (or his legal representatives, heirs, estate or other successors) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which he (or his legal representatives, heirs, estate or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or any Associated Company, or by reason of his serving or having served any other enterprise as a director, officer or employee at the request of the Company or any Associated Company.

15.    DEFINITIONS AND INTERPRETATION

15.1 In this Agreement unless the context otherwise requires or as otherwise defined herein the following expressions have the following meanings:

15.1.1 "Associated Company"

       Source Informatics Inc. ("Source"), Walsh International Inc. ("Walsh") or any company which is a direct or indirect subsidiary of Source, Walsh or the Company.

15.1.2 "Benefit Plans"

       The 401(k) plan and other pension, retirement, life insurance, medical, health, accident, disability, welfare, savings, deferred compensation or similar plans of the Company and its Associated Companies.

15.1.3 "the Board of Directors"

       The Board of Directors for the time being of the Company including any duly appointed committee thereof.

15.1.4 "the Business of the Group"

       The business of the Company and the Associated Companies as described in the Schedule hereto and such other business or businesses as the Company or any Associated Company may enter into from time to time of which the Executive is aware.

15.1.5 "Cause"


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



       Any of the following:

       (a) the Executive's willful and continued failure substantially to perform his duties hereunder (other than as a result of sickness, injury or other physical or mental incapacity or as a result of termination by the Executive for Good Reason); provided, however, that such failure shall constitute "Cause" only if (x) the Company delivers a written demand for substantial performance to the Executive that specifies the manner in which the Company believes the Executive has failed substantially to perform his duties hereunder and (y) the Executive shall not have corrected such failure within 10 business days after his receipt of such demand;

       (b) wilful misconduct by the Executive in the performance of his duties hereunder that is demonstrably and materially injurious to the Company or any Associated Company for which he is required to perform duties hereunder;

       (c) the Executive's conviction of (or plea of nolo contendere to) a felony under the laws of the United States or any state thereof or a criminal offense under the laws of any other non-U.S. jurisdiction that would constitute a felony under the laws of the United States or the of the state of Delaware; or

       (d) the Executive's illegal or immoderate use or abuse of alcoholic beverages or drugs on a continuing basis in a manner that in the reasonable opinion of the Company demonstrably and materially impairs the Executive's ability to perform his duties under this Agreement or demonstrably and materially adversely affects the Executive's or the Company's reputation with customers or in the community as a whole; provided, however, that this clause (d) shall not apply to use of prescription drugs in the manner prescribed by a physician or other duly licensed medical or health practitioner authorized to issue prescriptions for such prescription drugs.

No action, or failure to act, shall be considered "willful" if it is done by the Executive in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.



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



15.1.6 "Change in Control"

       The occurrence of any of the following:

       (a) any event pursuant to which any "Person" becomes an "Acquiring Person" (as such terms are defined in that certain Agreement dated as of January 28, 1998 between the Company and Harris Trust Company of New York as Rights Agent, as such Agreement initially entered into effect as of such date);

       (b) a merger, consolidation, exchange, combination or other transaction involving the Company and another entity (or the securities of the Company and such other entity) as a result of which the holders of all of the shares of Common Stock of the Company outstanding prior to such transaction do not hold, directly or indirectly, shares of the outstanding voting securities of, or other voting ownership interests in, the surviving, resulting or successor entity in such transaction in substantially the same proportions as those in which they held the outstanding shares of Common Stock of the Company immediately prior to such transaction;

       (c) the sale, transfer, assignment or other disposition by the Company and/or one of more Associated Companies, in one transaction or a series of transactions within any period of 18 consecutive calendar months (including, without limitation, by means of the sale of capital stock of any subsidiary or subsidiaries of the Company) of assets which account for an aggregate of 50% or more of the consolidated revenues of the Company and its subsidiaries, as determined in accordance with U.S. generally accepted accounting principles, for the fiscal year most recently ended prior to the date of such transaction (or, in the case of a series of transactions as described above, the first such transaction); provided, however, that no such transaction shall be taken into account if substantially all the proceeds thereof (whether in cash or in kind) are used after such transaction in the ongoing conduct by the Company and/or its subsidiaries of the business conducted by the Company and/or its subsidiaries prior to such transaction;

       (d)    the Company is dissolved; or

       (e) a majority of the directors of the Company are persons who were not members of the Board of Directors as of the date (the "Reference Date") which is the more recent of the date hereof and the date which is two years prior to the date on which such

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



              determination is made, unless the first election or appointment (or the first nomination for election by the Company's shareholders) of each director who was not a member of the Board of Directors on the Reference Date was approved by a vote of at least two-thirds of the Board of Directors in office prior to the time of such first election, appointment or nomination.

15.1.7 "the Chief Executive Officer"

              The Chief Executive Officer and member of the Board of Directors of the Company.

15.1.8 "Good Reason"

              The occurrence of any of the following (other than by reason of a termination of the Executive for Cause or Disability):

       (a) the position or responsibilities of the Executive are significantly reduced, (including, without limitation, by reason of the elimination of the position of the Vice President, Secretary and General Counsel or the failure to elect the Executive to the position of the Vice President, Secretary and General Counsel or by reason of a change in the reporting responsibilities to and of such position, or, following a Change in Control, by reason of a substantial reduction in the size of the Company or other substantial change in the character or scope of the Company's operations), or the Executive is assigned without his written consent to any duties inconsistent with his positions, duties, responsibilities and status with the Company immediately prior to such assignment;

       (b) the salary provided in Clause 3.1 hereof (as the same may be increased from time to time in accordance with Clause 3.3) is reduced (except if such reduction occurs prior to a Change in Control and is part of an across-the-board reduction applicable to all senior level executives of the Group);

       (c) the annual incentive compensation provided for in Clause 3.2 hereof is reduced or eliminated or, if after a change in Control, the Executive's participation level is reduced or the manner of assessing actual performance is changed in a manner that results in the Executive earning less such compensation for a given period than he would have for the same period absent such change;

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




       (d) the Executive's aggregate level of benefits under the Benefit Plans is reduced, except if such reduction occurs prior to a Change in Control and is part of an across-the-board reduction in such benefits applicable to all senior level executives of the Group;

       (e) after a Change in Control, the Company fails to continue to provide the Executive with benefits and perquisites which are substantially similar in the aggregate to those to which the Executive is entitled under the Company's Benefit Plans in which the Executive was participating immediately prior to the Change in Control, or fails to provide the Executive with directors' and officers' insurance, at least at the level maintained immediately prior to the Change in Control;

       (f) the Executive is required to change his regular work location to a location that is more than 15 miles from the current address of Executive set out at the beginning of this Agreement;

       (g) the Company fails to pay the Executive any amount otherwise vested and due hereinunder or under any plan or policy of the Company, or fails to comply with any other provision of or perform any of its other obligations under this Agreement; or

       (h) the Company fails to obtain from any successor and to deliver to the Executive such successor's written agreement to assume and agree to perform the Company's obligations under this Agreement.

              If the Executive delivers to the Company a Notice of Termination in connection with an event described in Clauses (a) through (h) above, the Company shall have 10 business days from the date of receipt of such notice to effect a cure of the event described therein, and upon cure thereof by the Company to the Executive's reasonable satisfaction, such event shall no longer constitute "Good Reason" for purposes of this Agreement.

15.1.9 "Intellectual Property"

              Letters patent, trademarks, trade names, service marks, designs, copyrights, utility models, design rights, applications for registration of any of the foregoing and the right to apply for them in any part of the world, inventions, drawings, computer programs, trade secrets and other non-public proprietary information, know-how and rights of like nature arising or subsisting anywhere in the world in relation to all of the foregoing whether registered or unregistered.

15.1.10 "IRS"

              The United States Internal Revenue Service, or any successor agency of the United States Government.

15.1.11 "Group"

              The Company and the Associated Companies.

15.1.12 "Stock Option Plan"

              The Pharmaceutical Marketing Services Inc. and its Subsidiaries Stock Option and Restricted Stock Purchase Plan, as the same may be amended from time to time, or any employee stock option plan that replaces, supersedes or supplements such plan.

15.1.13 "Territory"

       The counties of North America, Asia and the Far East and Continental Europe, excluding the United Kingdom.

15.2 The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

15.3 Any reference in this Agreement to a statutory provision shall be deemed to include a reference to any statutory amendment, modification or re-enactment of it or to any legislation that supersedes it.

15.4 This Agreement together with the Company plans, agreements and other arrangements referred to herein contains the entire understanding between the parties and supersedes any other prior agreements, arrangements and understandings (written or oral) between the Company and the Executive relating to the employment of the Executive with the Company which such agreements, arrangements and understandings shall be deemed to have been terminated by mutual consent; provided, however, that this Agreement shall not terminate any agreement in effect on the date hereof between the Company and the Executive granting or otherwise relating to any stock option, and any such agreement shall be deemed to be modified and amended hereby to the extent that the terms of such agreement are inconsistent with the terms hereof. The Executive acknowledges that he has not entered into this Agreement in reliance on any warranty, representation or undertaking which is not contained in or specifically incorporated in this Agreement.


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



15.5 The various Clauses of this Agreement are severable and if any Clause or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforcability shall not affect the validity or enforceability of the remaining Clauses or identifiable parts thereof in this Agreement, and the parties hereto agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this agreement, to the extent required for the purposes of the validity and enforcement hereof.

15.6 Unless the context otherwise requires, any reference in this Agreement to the employment of the Executive or the Executive's last day of active employment refers to the Executive's employment with the Company.

15.7 Unless the context otherwise requires, any reference herein to a Benefit Plan or other plan, agreement, arrangement, policy or program of the "Company," or to a benefit, payment or contribution provided or to be provided to the Executive by the "Company" shall be understood to include any Benefit Plan, plan, agreement, arrangement, policy or program of any Associated Company, or any benefit, payment or contribution provided or to be provided to the Executive by any Associated Company, respectively.

15.8 This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, and the parties to this Agreement hereby submit to the nonexclusive jurisdiction of the federal and state courts sitting in Wilmington, Delaware.

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



       IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.


                        PHARMACEUTICAL MARKETING SERVICES INC.



                         By:/s/ Dennis M.J. Turner
                            __________________________________
                            Dennis J. Turner
                            Chief Executive Officer

                         EXECUTIVE



                         By:/s/ Warren J. Hauser
                            __________________________________
                            Warren J. Hauser

                                    SCHEDULE

                              BUSINESS OF THE GROUP

        The Business of the Group consists of the provision of physician targeting services, information services from pharmacy-derived prescriptions in Europe, marketing research surveys and audits evaluating promotional expenditure, physicians attitudes and behaviours and prescribing and related consulting services to the pharmaceutical industry.


                                       25